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                                                                   EXHIBIT 23.2

              [LETTERHEAD OF MILLER AND LENTS, LTD. APPEARS HERE]

                                                                         , 1998

Cross Timbers Royalty Trust
500 West 7th Street
Fort Worth, Texas 76102

Cross Timbers Oil Company
810 Houston Street, Suite 2000
Forth Worth, Texas 76102

Re: Securities and Exchange Commission
  Form S-3 Registration Statement, No. 333-

Gentlemen:

  The firm of Miller and Lents, Ltd., consents to the incorporation of its estimated Proved Reserves, Future Net Revenues, and Present Values of Future Net Revenues in the Cross Timbers Royalty Trust and Cross Timbers Oil Company Form S-3 Registration Statement, No. 333- , and to reference to our Firm in such registration statement.

  Miller and Lents, Ltd. has no interests in Cross Timbers Royalty Trust or Cross Timbers Oil Company or any of its affiliated companies or subsidiaries and is not to receive any such interest as payment for such reports and has no director, officer, or employee, or otherwise, connected with Cross Timbers Royalty Trust or Cross Timbers Oil Company. We are not employed by Cross Timbers Royalty Trust or Cross Timbers Oil Company on a contingent basis.

                                          Yours very truly,

                                          Miller and Lents, LTD.

                                                   /s/ James C. Pearson
                                          By: _________________________________
                                                     James C. Pearson
                                                         President